UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
Amendment No. 1
to
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 15, 2012

STRYKER CORPORATION
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-9165 (Commission File Number)	38-1239739 (IRS Employer Identification No.)

2825 Airview Boulevard, Kalamazoo, Michigan (Address of principal executive offices)		49002 (Zip Code)

Registrant's telephone number, including area code: 269.385.2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

This Form 8-K/A supplements our Current Report on Form 8-K filed on October 3, 2012 by setting forth the terms of the Transition Services and Separation Agreement entered into with Curt R. Hartman upon his resignation as Vice President and Chief Financial Officer of the Company.

As previously reported, Mr. Hartman resigned as Vice President and Chief Financial Officer of the Company effective September 30, 2012. Mr. Hartman has entered into a Transition Services and Separation Agreement with the Company pursuant to which he will remain as an employee of the Company through February 28, 2013 to assure a smooth transition. During this period, he will continue to receive base salary at the annual rate of $750,000, which is the rate that was in effect on September 30, 2012. Mr. Hartman will be eligible for an annual bonus in respect of his services during 2012 based on a target bonus of 100% of his currently effective annual base salary. The actual bonus amount will be determined by applying the bonus objectives established for Mr. Hartman at the beginning of the year but assuming that the individual qualitative objectives have been satisfied. For his transition services during 2013, Mr. Hartman will receive, on or before April 29, 2013, a bonus equal to one-sixth of his 2012 target bonus.

Following termination of his employment with the Company, Mr. Hartman will receive a separation payment, payable over 12 months, of $1,500,000, which is the sum of his currently effective annual base salary and his 2012 target bonus. The Company will provide Mr. Hartman continued medical benefits coverage at no cost during his eligibility for COBRA continuation coverage and the cash equivalent of COBRA coverage for an additional six months following the lapse of his COBRA eligibility. The medical benefits continuation and/or the additional cash payments will terminate sooner upon his becoming eligible for coverage under another employer's plan.

Additionally, Mr. Hartman will have the opportunity to become vested, on a pro-rated basis based on his service through February 28, 2013, in performance stock units covering an aggregate of 24,648 shares at target levels of performance that were granted in 2011 and 2012 and have three-year performance periods. The performance stock units will remain outstanding until the vesting dates of March 21, 2014 and 2015, at which time Mr. Hartman will become vested in the applicable percentage of units based on his service and the extent to which the applicable performance criteria are achieved at the end of the applicable performance periods.

Pursuant to the Transition Services and Separation Agreement, Mr. Hartman has agreed that his currently effective non-competition covenants will apply for a period of 12 months, and his currently effective non-solicitation covenants will apply for a period of 18 months (rather than 12 months), in each case following his separation from employment with the Company at February 28, 2013. In the event that he has breached the restrictive covenants, Mr. Hartman would be required to repay to the Company the $1,500,000 separation payment. In order to receive severance benefits following his separation from employment, Mr. Hartman will release the Company and its affiliates from, and provide a complete waiver of, any and all claims that he or his representatives had, have or may have against them. Following receipt of Mr. Hartman's release, the Company will release Mr. Hartman from, and provide a complete waiver of, any and all claims that the Company or its affiliates had, have or may have against him, except for any claim that he committed a crime or engaged in fraud or willful misconduct.

The summary description of the Transition Services and Separation Agreement with Mr. Hartman contained in this Form 8-K/A is not complete and is qualified in its entirety by, and should be read in conjunction with, the complete text of the Agreement that is filed as Exhibit 10.1 to this Form 8-K/A and is incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1 Transition Services and Separation Agreement dated as of October 1, 2012 between Stryker Corporation and Curt R. Hartman
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRYKER CORPORATION
(Registrant)

October 17, 2012	/s/ TONY M. MCKINNEY
Date	Tony M. McKinney
Vice President, Chief Accounting Officer